MAYTAG CORPORATION

                                   Exhibit 12

               Computation of Ratio of Earnings to Fixed Charges.

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                             MAYTAG CORPORATION
                                 Exhibit 12
             Computation of Ratio of Earnings to Fixed Charges
              (Amounts in thousands of dollars except ratios)


                                      Year Ended December 31
                         1996       1995        1994       1993       1992

Consolidated pretax
  income from
  continuing
  operations before
  minority interest
  extraordinary
  item and
  cumulative effect
  of accounting       $ 228,237  $  59,804   $ 241,337  $  89,870  $   7,546
  changes

Interest expense         43,006     52,087      74,077     75,364     75,004

Depreciation of
  capitalized             1,553      1,695       1,772      1,546        933
  interest

Interest portion of
rental expense            6,448      8,789      10,722     10,480     11,264

Earnings              $ 279,244  $ 122,375   $ 327,908  $ 177,260  $  94,747


Interest expense      $  43,006  $  52,087   $  74,077  $  75,364  $  75,004

Interest capitalized      8,905      2,534         547      1,484      3,886

Interest portion of
rental expense            6,448      8,789      10,722     10,480     11,264

Fixed charges         $  58,359  $  85,346   $  85,346  $  87,328  $  90,154


Ratio of earnings to
fixed charges              4.78       1.93        3.84       2.03       1.05

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